Exhibit 99.1

For Immediate Release

Investor Relations Contact:

    Christopher J. Brodhead

Senior Vice President, Investor Relations

chris.brodhead@broadstone.com

585.287.6499

February 12, 2018

Broadstone Net Lease, Inc. Increases Monthly Distribution, Maintains Determined Share Value for Next Three Months

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL”), a privately offered real estate investment trust (“REIT”) managed by Broadstone Real Estate, LLC, announced that on February 9, 2018, its Board of Directors and Independent Directors Committee (the “IDC”) approved several items with regard to investments in BNL’s common shares and membership units in Broadstone Net Lease, LLC (the “Operating Company”).

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The Board increased the REIT’s monthly distribution rate by 3.6%, from $0.415 per share and unit of membership interest in the Operating Company (other than BNL) to $0.43 per share. Distributions for the next three months will be paid on or before March 15, 2018, April 13, 2018, and May 15, 2018, to holders of record as of February 27, 2018, March 29, 2018, and April 27, 2018, respectively. Based on the REIT’s current Determined Share Value of $81.00, the distribution represents an annualized cash yield of 6.4%, or 6.7%, assuming reinvestment of monthly distributions in BNL’s Distribution Reinvestment Plan (“DRIP”). BNL has been paying distributions on at least a quarterly basis since May 2008, and on a monthly basis since June 2014.

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The IDC voted to maintain BNL’s Determined Share Value at $81.00 per share, for investments to be made between February 1, 2018 and April 30, 2018. Shares of BNL’s common stock are sold in BNL’s ongoing private offering at a price equal to the Determined Share Value, which is established quarterly based on the net asset value of the REIT’s portfolio, input from management, and such other factors as the IDC may determine. The Determined Share Value was last increased in November 2017.

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The Company maintained the previously announced $15 million cap on new and additional investments at BNL’s monthly equity closings. The cap applies to new or additional investments and does not apply to DRIP investments or equity capital received in connection with UPREIT transactions. The cap will apply to new and additional investments to be made for the months of February 2018, March 2018, and April 2018, and will next be reviewed in May 2018.

“We are pleased to continue our practice of paying and increasing distributions to our investors,” said Chris Czarnecki, BNL’s Chief Executive Officer. “The increased distribution rate announced today reflects the continued success of our strategy of making accretive investments in rental properties, and the inherent rent growth embedded in our portfolio. 2017 was a record year for new acquisitions, and this distribution increase is in part a result of those acquisition activities. Our continued efforts in growing our portfolio while strengthening and diligently managing our balance sheet and capitalization structure has allowed us to offer this increased distribution to investors.”

About Broadstone Net Lease, Inc.

BNL invests in freestanding, single-tenant, net leased commercial properties located throughout the United States, primarily via sale and leaseback, lease assumption, and UPREIT transactions. UPREIT transactions (where “UPREIT” stands for Umbrella Partnership REIT) provide a tax deferred exit strategy for owners of real estate who might otherwise recognize a significant taxable gain in a cash sale of a highly appreciated property with a low tax cost basis. With a diversified portfolio of 528 retail, industrial, healthcare, and office properties in 40 states, the REIT targets individual or portfolio acquisitions within the $10 million to $200+ million range.

There are currently more than 2,600 shareholders in BNL, which is externally managed by Broadstone Real Estate, LLC. BNL remains open for new investment by accredited investors on a monthly basis, with a minimum investment of $500,000. Shares are offered directly by BNL via private placement. Please see certain important disclosures regarding BNL at broadstone.com/disclosures.

For more information on BNL, please visit our website at www.broadstone.com

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results, including risks related to general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, and the availability of capital to finance planned growth, among others, as described in the Company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of our current operating plans and estimates as of the dates indicated. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.